Exhibit 21

MB FINANCIAL, INC.

SUBSIDIARIES OF MB FINANCIAL, INC.

Subsidiary	Ownership	Jurisdiction

MB Finanacial Bank, N.A.	Wholly-owned subsidiary of MB Financial, Inc.	United States

Coal City Capital Trust I	Subsidiary of MB Financial, Inc.	Delaware

Ashland Management Agency, Inc.	Wholly-owned subsidiary of MB Financial Bank	Illinois

MB1200 Corporation	Wholly-owned subsidiary of MB Financial Bank	Illinois

Manufacturers Deferred Exchange Corporation	Wholly-owned subsidiary of MB Financial Bank	Illinois

Manufacturer's Community Development Corporation	Wholly-owned subsidiary of MB Financial Bank	Illinois

Abrams Centre Bancshares, Inc.	Wholly-owned subsidiary of MB Financial, Inc.	Texas

Abrams Centre National Bank	Wholly-owned subsidiary of Abrams Bancshares, Inc.	United States

Union Bank, N.A.	Wholly-owned subsidiary of MB Financial, Inc.	United States

First Savings Insurance Agency, Inc.	Wholly-owned subsidiary of MB Financial Bank	Illinois

MidCity Insurance Agency	Wholly-owned subsidiary of MB Financial Bank	Illinois